                                                                   Exhibit  (11)

                               ZYCAD CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE
                                 (IN THOUSANDS)
                                   (unaudited)


                                                 Three Months Ended
                                                       March 31,
                                                --------------------
                                                 1995           1994
                                                 ----           ----


Weighted average shares outstanding            19,064         18,231

Effect of dilutive stock options
       and warrants based on
       treasury stock method                      284            ---
                                              -------        -------

Average common and common
       equivalent shares                       19,348         18,231
                                              -------        -------
                                              -------        -------
Net income                                    $   680        $    65
                                              -------        -------
                                              -------        -------

Net income per share                          $   .04        $   ---
                                              -------        -------
                                              -------        -------


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